EXHIBIT 4.4

                        SUPREME INTERNATIONAL CORPORATION

                             (a Florida corporation)

                       Senior Subordinated Notes due 2006

                               PURCHASE AGREEMENT

Dated: March 31, 1999


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                                TABLE OF CONTENTS

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SECTION 1.        REPRESENTATIONS AND WARRANTIES.................................................................2

         (a)      Representations and Warranties by the Company and the Subsidiary Guarantors....................2

                  (i)      Offering Memorandum...................................................................2

                  (ii)     Independent Accountants...............................................................3

                  (iii)    Financial Statements..................................................................3

                  (iv)     No Material Adverse Change in Business................................................3

                  (v)      Good Standing of the Company..........................................................4

                  (vi)     Good Standing of Subsidiaries and of Perry Ellis......................................4

                  (vii)    Capitalization........................................................................5

                  (viii)   Authorization of Agreement............................................................5

                  (ix)     Authorization of the Indenture........................................................5

                  (x)      Authorization of the Securities.......................................................5

                  (xi)     Authorization of the Registration Rights Agreement....................................6

                  (xii)    Consummation of the Perry Ellis Acquisition...........................................6

                  (xiii)   Description of the Securities, the Indenture and the Registration Rights
                           Agreement.............................................................................6

                  (xiv)    Absence of Defaults and Conflicts.....................................................7

                  (xv)     Absence of Default Under Senior Indebtedness..........................................7

                  (xvi)    Absence of Labor Dispute..............................................................8

                  (xvii)   Absence of Proceedings; No Change in Import Regulations...............................8

                  (xviii)  Possession of Intellectual Property...................................................8

                  (xix)    Absence of Further Requirements.......................................................9

                  (xx)     Possession of Licenses and Permits....................................................9

                  (xxi)    Title to Property.....................................................................9

                  (xxii)   Tax Returns..........................................................................10

                  (xxiii)  Registration Rights..................................................................10

                  (xxiv)   Environmental Laws...................................................................10

                  (xxv)    Investment Company Act...............................................................11

                  (xxvi)   Similar Offerings....................................................................11

                  (xxvii)  Rule 144A Eligibility................................................................11

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                  (xxviii) No General Solicitation..............................................................11

                  (xxix)   No Registration Required.............................................................11

                  (xxx)    Reporting Company....................................................................11

                  (xxxi)   No Directed Selling Efforts..........................................................12

                  (xxxii)  Solvency.............................................................................12

                  (xxxiii) Year 2000............................................................................12

                  (xxxiv)  Internal Accounting Controls.........................................................12

                  (xxxv)   Insurance............................................................................13

                  (xxxvi)  No Stabilization or Manipulation.....................................................13

                  (xxxvii) No Undisclosed Relationships.........................................................13

                  (xxxviii) No Distribution of Unauthorized Materials...........................................13

                  (xxxix)  No Cessation of Supply...............................................................13

                  (xl)     No Additional Documents..............................................................13

         (b)      Officer's Certificates........................................................................14

SECTION 2.        SALE AND DELIVERY TO INITIAL PURCHASERS; CLOSING..............................................14

         (a)      Securities....................................................................................14

         (b)      Payment.......................................................................................14

         (c)      Denominations; Registration...................................................................14

SECTION 3.        COVENANTS OF THE COMPANY AND THE SUBSIDIARY GUARANTORS........................................14

         (a)      Offering Memorandum...........................................................................14

         (b)      Notice and Effect of Material Events..........................................................15

         (c)      Amendment to Offering Memorandum and Supplements..............................................15

         (d)      Qualification of Securities for Offer and Sale................................................15

         (e)      Rating of Securities..........................................................................15

         (f)      DTC...........................................................................................16

         (g)      Use of Proceeds...............................................................................16

         (h)      Restriction on Sale of Securities.............................................................16

         (i)      PORTAL Designation............................................................................16

         (j)      Reporting Requirements........................................................................16

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         (k)      Perry Ellis Guarantee.........................................................................16

SECTION 4.        PAYMENT OF EXPENSES...........................................................................16

         (a)      Expenses......................................................................................16

         (b)      Termination of Agreement......................................................................17

SECTION 5.        CONDITIONS OF INITIAL PURCHASERS OBLIGATIONS..................................................17

         (b)      Opinion of Counsel for the Initial Purchasers.................................................17

         (c)      Officers Certificate..........................................................................17

         (d)      Accountants Comfort Letter....................................................................18

         (e)      Bring-down Comfort Letter.....................................................................18

         (f)      Maintenance of Rating.........................................................................18

         (g)      PORTAL........................................................................................18

         (h)      Registration Rights Agreement.................................................................18

         (i)      Additional Documents..........................................................................18

         (j)      Consummation of the Perry Ellis Acquisition...................................................19

         (k)      Consent under Senior Credit Agreement and Amendment of Lease..................................19

         (l)      Lockup........................................................................................19

         (m)      Termination of Agreement......................................................................19

SECTION 6.        SUBSEQUENT OFFERS AND RESALES OF THE SECURITIES...............................................19

         (a)      Offer and Sale Procedures.....................................................................19

                  (i)      Offers and Sales Only to Qualified Institutional Buyers..............................19

                  (ii)     No General Solicitation..............................................................20

                  (iii)    Purchases by Non-Bank Fiduciaries....................................................20

                  (iv)     Subsequent Purchaser Notification....................................................20

                  (v)      Minimum Principal Amount.............................................................20

                  (vi)     Restrictions on Transfer.............................................................20

                  (vii)    Delivery of Offering Memorandum......................................................20

         (b)      Covenants of the Company and the Subsidiary Guarantors........................................20

                  (i)      Integration..........................................................................20

                  (ii)     Rule 144A Information................................................................21

                  (iii)    Restriction on Resales...............................................................21

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         (c)      Qualified Institutional Buyer.................................................................21

         (d)      Resale Pursuant to Rule 903 of Regulation S or Rule 144A......................................21

         (e)      Additional Representations and Warranties of Initial Purchasers...............................22

SECTION 7.        INDEMNIFICATION...............................................................................22

         (a)      Indemnification of Initial Purchasers.........................................................22

         (b)      Indemnification of the Company and the Subsidiary Guarantors..................................23

         (c)      Actions Against Parties; Notification.........................................................23

         (d)      Settlement Without Consent If Failure to Reimburse............................................23

SECTION 8.        CONTRIBUTION..................................................................................24

SECTION 9.        REPRESENTATIONS, WARRANTIES AND AGREEMENTS TO SURVIVE DELIVERY................................25

SECTION 10.       TERMINATION OF AGREEMENT......................................................................25

         (a)      Termination; General..........................................................................25

         (b)      Liabilities...................................................................................26

SECTION 11.       DEFAULT BY ONE OR MORE OF THE INITIAL PURCHASERS..............................................26

SECTION 12.       NOTICES.......................................................................................26

SECTION 13.       PARTIES.......................................................................................26

SECTION 14.       APPOINTMENT OF AGENT FOR SERVICE..............................................................27

SECTION 15.       GOVERNING LAW AND TIME........................................................................27

SECTION 16.       EFFECT OF HEADINGS............................................................................27

SCHEDULES

         SCHEDULE A - LIST OF INITIAL PURCHASERS...........................................................SCH A-1

         SCHEDULE B - PRICING INFORMATION..................................................................SCH B-1

         SCHEDULE C - LIST OF SUBSIDIARIES.................................................................SCH C-1

EXHIBITS

         EXHIBIT A - FORM OF OPINION OF COMPANY'S COUNSEL......................................................A-1
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                        SUPREME INTERNATIONAL CORPORATION
                             (a Florida corporation)

                                  $100,000,000
                       Senior Subordinated Notes due 2006

                               PURCHASE AGREEMENT

                                                                 March 31, 1999

MERRILL LYNCH & CO.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
BancBoston Robertson Stephens, Inc.
Wasserstein Perella Securities, Inc.
Barington Capital Group, L.P.
    as Representatives of the several Initial Purchasers

c/o      Merrill Lynch & Co.
         Merrill Lynch, Pierce, Fenner & Smith Incorporated
         North Tower
         World Financial Center
         New York, New York  10281

Ladies and Gentlemen:

         Supreme International Corporation, a Florida corporation (the "Company"), and each of Supreme Munsingwear Canada, Inc., a corporation organized under the laws of Canada, Supreme International (Delaware), Inc., a Delaware corporation, Supreme International (N.Y.), Inc., a New York corporation, Supreme Acquisition Corporation, a Florida corporation, and Supreme International Corporation de Mexico, S.A. de C.V., a corporation organized under the laws of Mexico (collectively, the "Subsidiary Guarantors"), confirm their agreement with Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and each of the other Initial Purchasers named in Schedule A hereto (collectively, the "Initial Purchasers", which term shall also include any initial purchaser substituted as hereinafter provided in Section 11 hereof), for whom Merrill Lynch, BancBoston Robertson Stephens, Inc., Wasserstein Perella Securities, Inc. and Barington Capital Group, L.P. are acting as Representatives (in such capacity, the "Representatives"), with respect to the issue and sale by the Company and the purchase by the Initial Purchasers, acting severally and not jointly, of the respective principal amounts set forth in said Schedule A of $100,000,000 aggregate principal amount of the Company's Senior Subordinated Notes due 2006 (the "Securities"). The Securities are to be issued pursuant to an indenture dated as of April 6, 1999 (the "Indenture") among the Company, each Subsidiary Guarantor and State Street Bank and Trust Company, as trustee (the "Trustee"). The obligations of the Company under the Indenture and the Securities will be guaranteed (the "Subsidiary Guarantees") by each of the Subsidiary Guarantors, pursuant to the Indenture.

         Securities issued in book-entry form will be issued to Cede & Co. as nominee of The Depository Trust Company ("DTC") pursuant to a letter agreement, to be dated as of the Closing


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Time (as defined in Section 2(b)) (the "DTC Agreement"), among the Company, the
Trustee and DTC.

         The holders of Securities will be entitled to the benefits of a Registration Rights Agreement, in form and substance reasonably satisfactory to the Initial Purchasers (the "Registration Rights Agreement"), pursuant to which the Company and the Subsidiary Guarantors will file a registration statement with the Securities and Exchange Commission (the "Commission") registering the Securities and/or Exchange Securities together with the related Subsidiary Guarantees referred to in the Registration Rights Agreement under the Securities Act of 1933, as amended (the "1933 Act").

         The Company and each Subsidiary Guarantor understand that the Initial Purchasers propose to make an offering of the Securities on the terms and in the manner set forth herein and agree that the Initial Purchasers may resell, subject to the conditions set forth herein, all or a portion of the Securities to purchasers ("Subsequent Purchasers") at any time after this Agreement has been executed and delivered. The Securities are to be offered and sold through the Initial Purchasers without being registered under the 1933 Act, in reliance upon exemptions therefrom. Pursuant to the terms of the Securities and the Indenture, investors that acquire Securities may only resell or otherwise transfer such Securities if such Securities are hereafter registered under the 1933 Act or if an exemption from the registration requirements of the 1933 Act is available (including the exemption afforded by Rule 144A ("Rule 144A") or Regulation S ("Regulation S") of the rules and regulations promulgated under the 1933 Act by the Commission).

         The Company has prepared on behalf of itself and the Subsidiary Guarantors and delivered to each Initial Purchaser copies of a preliminary offering memorandum dated March 15, 1999 (the "Preliminary Offering Memorandum") and has prepared and will deliver to each Initial Purchaser, on the date hereof or the next succeeding day, copies of a final offering memorandum dated March 31, 1999 (the "Final Offering Memorandum"), each for use by such Initial Purchaser in connection with its solicitation of purchases of, or offering of, the Securities. "Offering Memorandum" means, with respect to any date or time referred to in this Agreement, the most recent offering memorandum (whether the Preliminary Offering Memorandum or the Final Offering Memorandum, or any amendment or supplement to either such document), including exhibits thereto, which has been prepared and delivered by the Company to the Initial Purchasers in connection with their solicitation of purchases of, or offering of, the Securities.

         SECTION 1. REPRESENTATIONS AND WARRANTIES.

         (a) REPRESENTATIONS AND WARRANTIES BY THE COMPANY AND THE SUBSIDIARY GUARANTORS. The Company and each of the Subsidiary Guarantors, jointly and severally, represent and warrant to each Initial Purchaser as of the date hereof and as of the Closing Time referred to in Section 2(b) hereof, and agree with each Initial Purchaser, as follows:

                  (i) OFFERING MEMORANDUM. The Offering Memorandum does not, and at the Closing Time will not, include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided



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             that this representation, warranty and agreement shall not apply to statements in or omissions from the Offering Memorandum made in reliance upon and in conformity with information furnished to the Company in writing by any Initial Purchaser through Merrill Lynch expressly for use in the Offering Memorandum.

                  (ii) INDEPENDENT ACCOUNTANTS. The accountants who certified the financial statements and supporting schedules included in the Offering Memorandum are independent public accountants with respect to the Company and its subsidiaries within the meaning of Regulation S-X under the 1933 Act.

                  (iii) FINANCIAL STATEMENTS. The financial statements, together with the related schedules and notes, included in the Offering Memorandum present fairly the financial position of the Company and its consolidated subsidiaries, and of Perry Ellis International, Inc. ("Perry Ellis") at the dates indicated and the statement of operations, stockholders' equity and cash flows of the Company and its consolidated subsidiaries, and of Perry Ellis for the periods specified; said financial statements have been prepared in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved. The supporting schedules, if any, included in the Offering Memorandum present fairly in accordance with GAAP the information required to be stated therein. The selected financial data and the summary financial information included in the Offering Memorandum present fairly the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included in the Offering Memorandum. The pro forma financial statements of the Company and its subsidiaries and the related notes thereto included in the Offering Memorandum present fairly the information shown therein, have been prepared in accordance with the Commission's rules and guidelines with respect to pro forma financial statements and have been properly compiled on the bases described therein, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein.

                  (iv) NO MATERIAL ADVERSE CHANGE IN BUSINESS. Since the
             respective dates as of which information is given in the Offering Memorandum, except as otherwise stated therein, (A) there has been no material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects, whether or not arising in the ordinary course of business, of the Company and its subsidiaries considered as one enterprise or of Perry Ellis (a "Material Adverse Effect") and (B) there have been no transactions entered into by the Company or any of its subsidiaries or by Perry Ellis, other than those in the ordinary course of business, which are material with respect to the Company and its subsidiaries considered as one enterprise or with respect to Perry Ellis, there has been no dividend or distribution of any kind declared, paid or made by the Company or by Perry Ellis on any class of their capital stock, except for the pre-acquisition distribution of cash by Perry Ellis pursuant to the terms of the Stock Purchase Agreement (as defined in (xii) below).

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                  (v) GOOD STANDING OF THE COMPANY. The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Florida and has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Offering Memorandum and to enter into and perform its obligations under this Agreement; and the Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect.

                  (vi) GOOD STANDING OF SUBSIDIARIES AND OF PERRY ELLIS. Each of
             the Company's subsidiaries and Perry Ellis has been duly organized and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Offering Memorandum and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect; except as otherwise disclosed in the Offering Memorandum, all of the issued and outstanding capital stock of each subsidiary of the Company has been duly authorized and validly issued, is fully paid and non-assessable and is owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity; none of the outstanding shares of capital stock of such subsidiary was issued in violation of any preemptive or similar rights of any securityholder of such subsidiary; all of the issued and outstanding capital stock of Perry Ellis has been duly authorized and validly issued, is fully paid and non-assessable and will at the Closing Time be owned by the Company, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity, except for any security interest, mortgage, pledge, lien, encumbrance, claim or equity granted pursuant to the Amended and Restated Loan and Security Agreement dated March 26, 1999 among the Company and certain of its subsidiaries, as borrowers, Nationsbank, N.A., as agent, and the banks party thereto from time to time (the "Senior Credit Agreement") or the Master Agreement dated August 28, 1997 among the Company, as lessee, SUP Joint Venture, as lessor, Suntrust Bank, Miami, N.A., as agent, Atlantic Financial Managers, Inc. and Atlantic Financial Group, Ltd. and certain other financial institutions, as lenders, and the related Lease Agreement (Land), Lease Agreement (Building), Loan Agreement, Guaranty and Security Agreement and Financing Statement, as amended (the "Lease"), and none of the outstanding shares of capital stock of Perry Ellis was issued in violation of any preemptive or similar rights of any security holder of Perry Ellis. The only subsidiaries of the Company are the subsidiaries listed on Schedule C hereto.

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                  (vii) CAPITALIZATION. The authorized, issued and outstanding capital stock of the Company is:

                        (i) Preferred Stock-$.01 par value; 1,000,000 shares
                            authorized; no shares issued or outstanding;

                       (ii) Class A Common Stock-$.01 par value; 30,000,000
                            shares authorized; no shares issued or outstanding; and

                      (iii) Common Stock-$.01 par value;  30,000,000 shares
                            authorized; 6,712,374 shares issued and outstanding as of January 31, 1999;

             (except for subsequent issuances, if any, pursuant to this Agreement, pursuant to reservations, agreements, employee benefit plans referred to in the Offering Memorandum or pursuant to the exercise of convertible securities or options referred to in the Offering Memorandum). The shares of issued and outstanding capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable; none of the outstanding shares of capital stock of the Company was issued in violation of the preemptive or other similar rights of any securityholder of the Company.

                  (viii) AUTHORIZATION OF AGREEMENT. This Agreement has been duly authorized, executed and delivered by the Company and each of the Subsidiary Guarantors.

                  (ix) AUTHORIZATION OF THE INDENTURE. The Indenture has been duly authorized by the Company and each Subsidiary Guarantor and, when executed and delivered by the Company, each Subsidiary Guarantor and the Trustee, will constitute a valid and binding agreement of the Company and each Subsidiary Guarantor, enforceable against the Company and each Subsidiary Guarantor in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

                  (x) AUTHORIZATION OF THE SECURITIES. The Securities have been duly authorized and, at the Closing Time, will have been duly executed by the Company and, when authenticated, issued and delivered in the manner provided for in the Indenture and delivered against payment of the purchase price therefor as provided in this Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers) reorganization, moratorium or similar laws affecting enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles


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             of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and will be in the form contemplated by, and entitled to the benefits of, the Indenture and the Registration Rights Agreement.

                  (xi) AUTHORIZATION OF THE REGISTRATION RIGHTS AGREEMENT. The
             Registration Rights Agreement has been duly authorized by the Company and each Subsidiary Guarantor and, when executed and delivered by the Company, each Subsidiary Guarantor and the Representatives will constitute a valid and binding agreement of the Company and each Subsidiary Guarantor, enforceable against the Company and each Subsidiary Guarantor in accordance with its terms except as enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws relating to or affecting enforcement of creditors' rights generally, and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

                  (xii) CONSUMMATION OF THE PERRY ELLIS ACQUISITION. On January
             28, 1999, the Company entered into a stock purchase agreement (the "Stock Purchase Agreement") to buy all of the equity stock of Perry Ellis for approximately $75.0 million in cash (the "Perry Ellis Acquisition"). At the Closing Time, there shall not be any pending or threatened legal or governmental proceedings with respect to the Perry Ellis Acquisition or to any of the transactions contemplated in the Offering Memorandum under the heading "Use of Proceeds." The Company and the Subsidiary Guarantors will provide the Representatives and counsel for the Initial Purchasers the opportunity to review all closing documents to be delivered by the parties in connection with the Perry Ellis Acquisition. The Stock Purchase Agreement has been duly authorized, executed and delivered by the Company and, to the best of the Company's and each of the Subsidiary Guarantors' knowledge, by each of the other parties thereto, and constitutes a valid and binding obligation of the Company and, to the best of the Company's and each of the Subsidiary Guarantors' knowledge, of each of the other parties thereto, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). The Stock Purchase Agreement is in full force and effect and, as of the Closing Time, the Company will have performed all of its obligations thereunder required to be performed in order to consummate the Perry Ellis Acquisition at or prior to the Closing Time.

                  (xiii) DESCRIPTION OF THE SECURITIES, THE INDENTURE AND THE
             REGISTRATION RIGHTS AGREEMENT. The Securities, the Indenture and the Registration Rights Agreement will conform in all material respects to the respective statements relating thereto contained in the Offering Memorandum and will be in


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             substantially the respective forms last delivered to the Initial
             Purchasers prior to the date of this Agreement.

                  (xiv) ABSENCE OF DEFAULTS AND CONFLICTS. None of the Company,
             any of its subsidiaries or Perry Ellis is in violation of its charter or by-laws or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or any of its subsidiaries or Perry Ellis, as the case may be, is a party or by which or any of them may be bound, or to which any of the property or assets of the Company or any of its subsidiaries or Perry Ellis, as the case may be, is subject (collectively, "Agreements and Instruments") except for such defaults that would not result in a Material Adverse Effect; and the execution, delivery and performance of this Agreement, the Indenture, the Securities, the Registration Rights Agreement and any other agreement or instrument entered into or issued or to be entered into or issued by the Company or the Subsidiary Guarantors in connection with the transactions contemplated hereby or thereby or in the Offering Memorandum and the consummation of the transactions contemplated herein and in the Offering Memorandum (including the issuance and sale of the Securities, the consummation of the Perry Ellis Acquisition and the use of the proceeds from the sale of the Securities as described in the Offering Memorandum under the caption "Use of Proceeds") and compliance by the Company and the Subsidiary Guarantors with their obligations hereunder and thereunder have been duly authorized by all necessary corporate action and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or a Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, the Agreements and Instruments except for such conflicts, breaches or defaults or liens, charges or encumbrances that, singly or in the aggregate, would not result in a Material Adverse Effect, nor will such action result in any violation of the provisions of the charter or by-laws of the Company or any of its subsidiaries or any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company or any of its subsidiaries or any of their assets, properties or operations. As used herein, a "Repayment Event" means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder's behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries.

                  (xv) ABSENCE OF DEFAULT UNDER SENIOR INDEBTEDNESS. No event of default exists under any contract, indenture, mortgage, loan, agreement, note, lease, or other agreement or instrument constituting Senior Indebtedness (as defined in the Indenture).

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

                  (xvi) ABSENCE OF LABOR DISPUTE. No labor dispute with the
             employees of the Company or any of its subsidiaries or of Perry Ellis exists or, to the knowledge of the Company or any Subsidiary Guarantor, is imminent, and neither the Company nor any Subsidiary Guarantor is aware of any existing or imminent labor disturbance by the employees of any of its or any of its subsidiaries' or of Perry Ellis' principal suppliers, manufacturers, customers or contractors, which, in any case, may reasonably be expected to result in a Material Adverse Effect.

                  (xvii) ABSENCE OF PROCEEDINGS; NO CHANGE IN IMPORT
             REGULATIONS. Except as disclosed in the Offering Memorandum, there is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company or any Subsidiary Guarantor, threatened, against or affecting the Company, any of its subsidiaries or Perry Ellis which would be required to be disclosed in the Offering Memorandum if it were a prospectus filed as part of a registration statement on Form S-1 under the 1933 Act or which might reasonably be expected to result in a Material Adverse Effect, or which might reasonably be expected to materially and adversely affect the properties or assets of the Company or any of its subsidiaries or of Perry Ellis or the consummation of the transactions contemplated by this Agreement, or the performance by the Company or the Subsidiary Guarantors of their respective obligations hereunder, or under the Perry Ellis Acquisition. The aggregate of all pending legal or governmental proceedings to which the Company or any of its subsidiaries, or to which Perry Ellis, is a party or of which any of their respective property or assets is the subject which are not described in the Offering Memorandum, including ordinary routine litigation incidental to the business, could not reasonably be expected to result in a Material Adverse Effect. Since the respective dates as of which information is given in the Offering Memorandum, there have been no changes in the laws or regulations governing the import of any products which the Company imports which would have a Material Adverse Effect.

                  (xviii) POSSESSION OF INTELLECTUAL PROPERTY. The Company and its subsidiaries own or possess, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, "Intellectual Property") necessary to carry on the business now operated by them, and neither the Company nor any of its subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Company or any of its subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, singly or in the aggregate, would result in a Material Adverse Effect. In addition, upon consummation of the Perry Ellis Acquisition, the Company will own all of the Intellectual Property of Perry Ellis, including the Perry Ellis trademark, free and clear of any security, interest, mortgage, pledge, lien, encumbrance, claim or equity other than any security interest, mortgage, pledge, lien, encumbrance, claim or equity pursuant to
             (A) the Senior Credit Agreement, (B) the Lease or (C) existing licenses or sub-licenses disclosed in the Stock Purchase Agreement.

                  (xix) ABSENCE OF FURTHER REQUIREMENTS. No filing with, or
             authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency is necessary or required for the performance by the Company, the Subsidiary Guarantors or Perry Ellis of their respective obligations hereunder, in connection with the offering, issuance or sale of the Securities hereunder or the consummation of the transactions contemplated by this Agreement or under the Stock Purchase Agreement, for the due execution, delivery or performance of the Indenture and the Registration Rights Agreement by the Company and the Subsidiary Guarantors or for the due execution, delivery or performance of the Stock Purchase Agreement by the parties thereto, except such as have been already obtained.

                  (xx) POSSESSION OF LICENSES AND PERMITS. The Company and its
             subsidiaries and Perry Ellis possess such permits, licenses, approvals, consents and other authorizations (collectively, "Governmental Licenses") issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by them, except where the failure so to possess would not, singly or in the aggregate, have a Material Adverse Effect; the Company and its subsidiaries and Perry Ellis are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate, have a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not have a Material Adverse Effect; and none of the Company, any of its subsidiaries or Perry Ellis has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect.

                  (xxi) TITLE TO PROPERTY. The Company and its subsidiaries have good and marketable title to all real property owned by the Company and its subsidiaries and good title to all other properties owned by them, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except such as (a) are described in the Offering Memorandum or (b) do not, singly or in the aggregate, materially affect the value of such property and do not interfere with the use made or proposed to be made of such property by the Company or any of its subsidiaries; and all of the leases and subleases material to the business of the Company and its subsidiaries, considered as one enterprise, and under which the Company or any of its subsidiaries hold properties described in the Offering Memorandum, are in full force and effect, and neither the Company nor any of its subsidiaries have any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Company or any of its subsidiaries under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company or any of its subsidiaries to the continued possession of the leased or subleased premises under any such lease or sublease.

                  (xxii) TAX RETURNS. All United States federal income tax
             returns of the Company and its subsidiaries required by law to be filed have been filed and all taxes shown by such returns or otherwise assessed, which are due and payable, have been paid, except assessments against which appeals have been or will be promptly taken and as to which adequate reserves have been provided. The Company and its subsidiaries have filed all other tax returns that are required to have been filed by them pursuant to applicable foreign, state, local or other law except insofar as the failure to file such returns would not result in a Material Adverse Effect, and has paid all taxes due pursuant to such returns or pursuant to any assessment received by the Company and its subsidiaries, except for such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. The charges, accruals and reserves on the books of the Company in respect of any income and corporation tax liability for any years not finally determined are adequate to meet any assessments or re-assessments for additional income tax for any years not finally determined, except to the extent of any inadequacy that would not result in a Material Adverse Effect.

                  (xxiii) REGISTRATION RIGHTS. Except as described in the
             Offering Memorandum, there are no persons with registration rights or other similar rights to have any debt securities or securities convertible into, or exchangeable for, debt securities registered by the Company or any Subsidiary Guarantor under the 1933 Act.

                  (xxiv) ENVIRONMENTAL LAWS. Except as described in the Offering
             Memorandum and except such matters as would not, singly or in the aggregate, result in a Material Adverse Effect, (A) none of the Company, any of its subsidiaries or Perry Ellis is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products (collectively, "Hazardous Materials") or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, "Environmental Laws"), (B) the Company, its subsidiaries and Perry Ellis have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements, (C) there are no pending or, to the knowledge of the Company or any of the Subsidiary Guarantors, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Company, any of its subsidiaries or Perry Ellis and (D) there are no events or circumstances that might reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Company, any of its subsidiaries or Perry Ellis relating to Hazardous Materials or Environmental Laws.

                  (xxv) INVESTMENT COMPANY ACT. Neither the Company nor any
             Subsidiary Guarantor is, and upon the issuance and sale of the Securities as herein contemplated and the application of the net proceeds therefrom as described in the Offering Memorandum will be, an "investment company" or an entity "controlled" by an "investment company" as such terms are defined in the Investment Company Act of 1940, as amended (the "1940 Act").

                  (xxvi) SIMILAR OFFERINGS. None of the Company, any Subsidiary
             Guarantor or any of their affiliates, as such term is defined in Rule 501(b) under the 1933 Act (each, an "Affiliate"), has, directly or indirectly, solicited any offer to buy, sold or offered to sell or otherwise negotiated in respect of, or will solicit any offer to buy, sell or offer to sell or otherwise negotiate in respect of, in the United States or to any United States citizen or resident, any security which is or would be integrated with the sale of the Securities in a manner that would require the Securities to be registered under the 1933 Act.

                  (xxvii) RULE 144A ELIGIBILITY. The Securities are eligible for resale pursuant to Rule 144A and will not be, at the Closing Time, of the same class as securities listed on a national securities exchange registered under Section 6 of the 1934 Act, or quoted in a U.S. automated interdealer quotation system.

                  (xxviii) NO GENERAL SOLICITATION. None of the Company, any
             Subsidiary Guarantor or any of their Affiliates or any person acting on its or any of their behalf (other than the Initial Purchasers, as to whom the Company and the Subsidiary Guarantors make no representation) has engaged or will engage, in connection with the offering of the Securities, in any form of general solicitation or general advertising within the meaning of Rule 502(c) under the 1933 Act.

                  (xxix) NO REGISTRATION REQUIRED. Subject to compliance by the
             Initial Purchasers with the representations and warranties set forth in Section 2 and the procedures set forth in Section 6 hereof, it is not necessary in connection with the offer, sale and delivery of the Securities to the Initial Purchasers and to each Subsequent Purchaser in the manner contemplated by this Agreement and the Offering Memorandum to register the Securities under the 1933 Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended (the "1939 Act").

                  (xxx) REPORTING COMPANY. The Company is subject to the
             reporting requirements of Section 13 or Section 15(d) of the 1934 Act.

                  (xxxi) NO DIRECTED SELLING EFFORTS. With respect to those
             Securities sold in reliance on Regulation S, (A) none of the Company, any Subsidiary Guarantor or any of their Affiliates or any person acting on its or their behalf (other than the Initial Purchasers, as to whom the Company and the Subsidiary Guarantors make no representation) has engaged or will engage in any directed selling efforts within the meaning of Regulation S and (B) each of the Company, the Subsidiary Guarantors and their Affiliates and any person acting on its or their behalf (other than the Initial Purchasers, as to whom the Company and the Subsidiary Guarantors make no representation) has complied and will comply with the offering restrictions requirement of Regulation S.

                  (xxxii) SOLVENCY. The Company and each of the Subsidiary
             Guarantors are, and immediately after the Closing Time (after giving effect to the Perry Ellis Acquisition) will be, Solvent. As used herein, the term "Solvent" means, with respect to the Company and each Subsidiary Guarantor, on a particular date, that on such date (A) the fair market value of the assets of the Company or such Subsidiary Guarantor, as the case may be, is greater than the total amount of liabilities (including contingent liabilities) of the Company or such Subsidiary Guarantor, as the case may be, (B) the present fair salable value of the assets of the Company or such Subsidiary Guarantor, as the case may be, is greater than the amount that will be required to pay the probable liabilities of the Company or such Subsidiary Guarantor, as the case may be, on its debts as they become absolute and matured, (C) the Company and such Subsidiary Guarantor, as the case may be, is able to realize upon its assets and pay its debts and other liabilities, including contingent obligations, as they mature and (D) the Company and such Subsidiary Guarantor, as the case may be, does not have an unreasonably small capital.

                  (xxxiii) YEAR 2000. All disclosure regarding year 2000
             compliance that is required to be described in a registration statement on Form S-1 under the 1933 Act (including disclosures required by Staff Legal Bulletin No. 6 and SEC Release No. 33-7558 (July 29, 1998)) has been included in the Offering Memorandum. Other than as disclosed in the Offering Memorandum, none of the Company, its subsidiaries or Perry Ellis will incur operating expenses or costs to ensure that their information systems will be year 2000 compliant which would reasonably be expected to have a Material Adverse Effect.

                  (xxxiv) INTERNAL ACCOUNTING CONTROLS. Each of the Company, the
             Subsidiary Guarantors and Perry Ellis maintains a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management's general or specific authorization, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management's general or specific authorization and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

                  (xxxv) INSURANCE. Each of the Company, the Subsidiary
             Guarantors and Perry Ellis carry or are entitled to the benefits of, insurance with financially sound and reputable insurers, in such amounts and covering such risks as is generally maintained by companies of established repute engaged in the same or similar business, and all such insurance is in full force and effect.

                  (xxxvi) NO STABILIZATION OR MANIPULATION. None of the Company,
             the Subsidiary Guarantors or any of their respective officers, directors or controlling persons has taken, directly or indirectly, any action designed to cause or to result in, or that has constituted or which might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

                  (xxxvii) NO UNDISCLOSED RELATIONSHIPS. No relationship, direct or indirect, exists between or among any of the Company, any Subsidiary Guarantor or any of their Affiliates, on the one hand, and any director, officer, stockholder, customer or supplier of any of them, on the other hand, which is required by the 1933 Act or by the 1933 Act Regulations to be described in a registration statement on Form S-1 which is not so described, or is not described as required, in the Offering Memorandum.

                  (xxxviii) NO DISTRIBUTION OF UNAUTHORIZED MATERIALS. The
             Company and the Subsidiary Guarantors have not distributed and, prior to the later to occur of (i) the Closing Time and (ii) completion of the distribution of the Securities, will not distribute any offering material in connection with the offering and sale of the Securities other than the Offering Memorandum or other materials, if any, permitted by the 1933 Act and approved by the Representatives.

                  (xxxix) NO CESSATION OF SUPPLY. No supplier of merchandise to the Company or any of the Subsidiary Guarantors (or any of their subsidiaries) or to Perry Ellis has ceased shipments of merchandise to the Company, any of the Subsidiary Guarantors or Perry Ellis, as the case may be, other than in the normal and ordinary course of business consistent with past practices, which cessation would result in a Material Adverse Effect.

                  (xl) NO ADDITIONAL DOCUMENTS. There are no contracts or
             documents of a character that would be required to be described in the Offering Memorandum if it were a prospectus filed as part of a registration statement on Form S-1 under the 1933 Act that are not described as would be so required. All such contracts to which the Company or any of its subsidiaries is party have been duly authorized, executed and delivered by the Company or such subsidiaries, as the case may be, and constitute valid and binding obligations of the Company or such subsidiaries, as the case may be, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

         (b) OFFICER'S CERTIFICATES. Any certificate signed by any officer of the Company or any Subsidiary Guarantor delivered to the Representatives or to counsel for the Initial Purchasers shall be deemed a representation and warranty by the Company or such Subsidiary Guarantor to each Initial Purchaser as to the matters covered thereby.

         SECTION 2. SALE AND DELIVERY TO INITIAL PURCHASERS; CLOSING.

         (a) SECURITIES. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company agrees to sell to each Initial Purchaser, severally and not jointly, and each Initial Purchaser, severally and not jointly, agrees to purchase from the Company, at the price set forth in Schedule B, the aggregate principal amount of Securities set forth in Schedule A opposite the name of such Initial Purchaser, plus any additional principal amount of Securities which such Initial Purchaser may become obligated to purchase pursuant to the provisions of Section 11 hereof.

         (b) PAYMENT. Payment of the purchase price for, and delivery of certificates for, the Securities shall be made at the office of Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022, or at such other place as shall be agreed upon by the Representatives and the Company, at 9:00 A.M. (eastern time) on the third business day after the date hereof (unless postponed in accordance with the provisions of Section 11), or such other time not later than ten business days after such date as shall be agreed upon by the Representatives and the Company (such time and date of payment and delivery being herein called the "Closing Time").

         Payment shall be made to the Company by wire transfer of immediately available funds to a bank account designated by the Company, against delivery to the Representatives for the respective accounts of the Initial Purchasers of certificates for the Securities to be purchased by them. It is understood that each Initial Purchaser has authorized the Representatives, for its account, to accept delivery of, receipt for, and make payment of the purchase price for, the Securities which it has agreed to purchase. Merrill Lynch, individually and not as representative of the Initial Purchasers, may (but shall not be obligated to) make payment of the purchase price for the Securities to be purchased by any Initial Purchaser whose funds have not been received by the Closing Time, but such payment shall not relieve such Initial Purchaser from its obligations hereunder.

         (c) DENOMINATIONS; REGISTRATION. Certificates for the Securities shall be in such denominations ($100,000 or integral multiples of $1,000 in excess thereof) and registered in such names as the Representatives may request in writing at least one full business day before the Closing Time. The certificates representing the Securities shall be made available for examination and packaging by the Initial Purchasers in the City of New York not later than 10:00 A.M. on the last business day prior to the Closing Time.

         SECTION 3. COVENANTS OF THE COMPANY AND THE SUBSIDIARY GUARANTORS. The Company and each Subsidiary Guarantor, jointly and severally, covenant with each Initial Purchaser as follows:

         (a) OFFERING MEMORANDUM. The Company, as promptly as possible, will furnish to each Initial Purchaser, without charge, such number of copies of the Preliminary Offering

Memorandum, the Final Offering Memorandum and any amendments and supplements thereto as such Initial Purchaser may reasonably request.

         (b) NOTICE AND EFFECT OF MATERIAL EVENTS. The Company will immediately notify each Initial Purchaser, and confirm such notice in writing, of (x) any filing made by the Company of information relating to the offering of the Securities with any securities exchange or any other regulatory body in the United States or any other jurisdiction, and (y) prior to the completion of the placement of the Securities by the Initial Purchasers as evidenced by a notice in writing from the Initial Purchasers to the Company, any material changes in or affecting the condition, financial or otherwise, or the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise which (i) make any statement in the Offering Memorandum false or misleading or (ii) are not disclosed in the Offering Memorandum. In such event or if during such time any event shall occur as a result of which it is necessary, in the reasonable opinion of any of the Company, its counsel, the Initial Purchasers or counsel for the Initial Purchasers, to amend or supplement the Final Offering Memorandum in order that the Final Offering Memorandum not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances then existing, the Company will forthwith amend or supplement the Final Offering Memorandum by preparing and furnishing to each Initial Purchaser an amendment or amendments of, or a supplement or supplements to, the Final Offering Memorandum (in form and substance satisfactory in the reasonable opinion of counsel for the Initial Purchasers) so that, as so amended or supplemented, the Final Offering Memorandum will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing at the time it is delivered to a Subsequent Purchaser, not misleading.

         (c) AMENDMENT TO OFFERING MEMORANDUM AND SUPPLEMENTS. The Company will advise each Initial Purchaser promptly of any proposal to amend or supplement the Offering Memorandum and will not effect such amendment or supplement without the consent of the Initial Purchasers. Neither the consent of the Initial Purchasers, nor the Initial Purchaser's delivery of any such amendment or supplement, shall constitute a waiver of any of the conditions set forth in
Section 5 hereof.

         (d) QUALIFICATION OF SECURITIES FOR OFFER AND SALE. The Company will use its best efforts, in cooperation with the Initial Purchasers, to qualify the Securities for offering and sale under the applicable securities laws of such states and other jurisdictions as the Representatives may designate and will maintain such qualifications in effect as long as required for the sale of the Securities; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

         (e) RATING OF SECURITIES. The Company shall take all reasonable action necessary to enable Standard & Poor's Ratings Services, a division of McGraw Hill, Inc. ("S&P"), and Moody's Investors Service Inc. ("Moody's") to provide their respective credit ratings of the Securities.

         (f) DTC. The Company will cooperate with the Representatives and use its best efforts to permit the Securities to be eligible for clearance and settlement through the facilities of DTC.

         (g) USE OF PROCEEDS. The Company will use the net proceeds received by it from the sale of the Securities in the manner specified in the Offering Memorandum under "Use of Proceeds".

         (h) RESTRICTION ON SALE OF SECURITIES. During a period of 180 days from the date of the Offering Memorandum, the Company will not, without the prior written consent of Merrill Lynch, directly or indirectly, issue, sell, offer or agree to sell, grant any option for the sale of, or otherwise dispose of, any other debt securities of the Company or securities of the Company that are convertible into, or exchangeable for, the Securities or such other debt securities (other than registered notes to be exchanged for the Securities).

         (i) PORTAL DESIGNATION. The Company will use its best efforts to permit the Securities to be designated PORTAL securities in accordance with the rules and regulations adopted by the National Association of Securities Dealers, Inc. ("NASD") relating to trading in the PORTAL Market.

         (j) REPORTING REQUIREMENTS. The Company, during the period when the Offering Memorandum is required to be delivered pursuant to Section 6(a)(vii) hereof, will file all documents required to be filed with the Commission pursuant to the 1934 Act within the time periods required by the 1934 Act and the 1934 Act Regulations.

         (k) PERRY ELLIS GUARANTEE. Immediately following the consummation of the Perry Ellis Acquisition, the Company shall cause Perry Ellis International, Inc. to execute and deliver to the Trustee a supplemental indenture in accordance with the terms of the Indenture pursuant to which Perry Ellis International, Inc. shall assume the obligations of a Subsidiary Guarantor (as defined in the Indenture).

         SECTION 4. PAYMENT OF EXPENSES.

         (a) EXPENSES. The Company will pay all expenses incident to the performance of its obligations under this Agreement, the Securities, the Registration Rights Agreement and the Indenture including (i) the preparation, printing, delivery to the Initial Purchasers and any filing of the Offering Memorandum (including financial statements and any schedules or exhibits and any document incorporated therein by reference) and of each amendment or supplement thereto, (ii) the preparation, printing and delivery to the Initial Purchasers of this Agreement, any Agreement among Initial Purchasers, the Indenture, the Registration Rights Agreement and such other documents as may be required in connection with the offering, purchase, sale, issuance or delivery of the Securities, (iii) the preparation, issuance and delivery of the certificates for the Securities to the Initial Purchasers, including any transfer taxes, any stamp or other duties payable upon the sale, issuance and delivery of the Securities to the Initial Purchasers and any charges of DTC in connection therewith, (iv) the fees and disbursements of the Company's counsel, accountants and other advisors, (v) the qualification of the Securities under securities laws in accordance with the provisions of Section 3(d) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Initial Purchasers in connection therewith and in connection with the preparation of the Blue Sky Survey, and any supplement thereto, (vi) the fees and expenses of the Trustee, including the fees and disbursements of counsel for the Trustee in connection with the Indenture and the Securities, (vii) any fees payable in connection with the rating of the Securities, and (viii) any fees and expenses payable in connection with the initial and continued designation of the Securities as PORTAL securities under the PORTAL Market Rules pursuant to NASD Rule 5322.

         (b) TERMINATION OF AGREEMENT. If this Agreement is terminated by the Representatives in accordance with the provisions of Section 5 or Section 10(a)(i) hereof, the Company and the Subsidiary Guarantors, jointly and severally, shall reimburse the Initial Purchasers for all of their out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Initial Purchasers.

         SECTION 5. CONDITIONS OF INITIAL PURCHASERS' OBLIGATIONS. The obligations of the several Initial Purchasers hereunder are subject to the accuracy of the representations and warranties of the Company and the Subsidiary Guarantors contained in Section 1 hereof or in certificates of any officer of the Company or any of its subsidiaries delivered pursuant to the provisions hereof, to the performance by each of the Company and the Subsidiary Guarantors of its covenants and other obligations hereunder, and to the following further conditions:

         (a) OPINION OF COUNSEL FOR THE COMPANY AND THE SUBSIDIARY GUARANTORS. At the Closing Time, the Representatives shall have received the favorable opinion, dated as of the Closing Time, of Broad and Cassel, counsel for the Company and the Subsidiary Guarantors, in form and substance satisfactory to counsel for the Initial Purchasers, together with signed or reproduced copies of such letter for each of the other Initial Purchasers to the effect set forth in Exhibit A hereto and to such further effect as counsel for the Initial Purchasers may reasonably request. Such opinion shall state that counsel for the Initial Purchasers may rely on such opinion as to matters of Florida Law. Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers of the Company and its subsidiaries and of Perry Ellis and certificates of public officials.

         (b) OPINION OF COUNSEL FOR THE INITIAL PURCHASERS. At the Closing Time, the Representatives shall have received the favorable opinion, dated as of the Closing Time, of Shearman & Sterling, counsel for the Initial Purchasers, together with signed or reproduced copies of such letter for each of the other Initial Purchasers with respect to certain matters set forth in Exhibit A hereto. In giving such opinion such counsel may rely, as to all matters governed by the laws of jurisdictions other than the law of the State of New York and the federal law of the United States, upon the opinions of counsel satisfactory to the Representatives. Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers of the Company and its subsidiaries and of Perry Ellis and certificates of public officials.

         (c) OFFICERS' CERTIFICATE. At the Closing Time, there shall not have been, since the date hereof or since the respective dates as of which information is given in the Offering Memorandum, any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, and the Representatives shall have received certificates of the President or a Vice President of the

Company and each Subsidiary Guarantor and of the chief financial or chief accounting officer of the Company and each Subsidiary Guarantor, dated as of the Closing Time, to the effect that (i) there has been no such material adverse change, (ii) the representations and warranties in Section 1 hereof are true and correct with the same force and effect as though expressly made at and as of the Closing Time, and (iii) the Company and each Subsidiary Guarantor have complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Time.

         (d) ACCOUNTANTS' COMFORT LETTER. At the time of the execution of this Agreement, the Representatives shall have received from each of Deloitte & Touche LLP and Saul L. Klaw & Co., P.C. a letter dated such date, in form and substance satisfactory to the Representatives, together with signed or reproduced copies of such letter for each of the other Initial Purchasers containing statements and information of the type ordinarily included in accountants' "comfort letters" to Initial Purchasers with respect to the financial statements and certain financial information contained in the Offering Memorandum.

         (e) BRING-DOWN COMFORT LETTER. At the Closing Time, the Representatives shall have received from each of Deloitte & Touche LLP and Saul L. Klaw & Co., P.C. a letter, dated as of the Closing Time, to the effect that they reaffirm the statements made in the letter furnished pursuant to subsection (d) of this Section, except that the specified date referred to shall be a date not more than three business days prior to the Closing Time.

         (f) MAINTENANCE OF RATING. At the Closing Time, the Securities shall be rated at least B3 by Moody's and B- by S&P, and the Company shall have delivered to the Representatives a letter dated the Closing Time, from each such rating agency, or other evidence satisfactory to the Representatives, confirming that the Securities have such ratings; and since the date of this Agreement, there shall not have occurred a downgrading in the rating assigned to the Securities or any of the Company's other debt securities by any "nationally recognized statistical rating agency", as that term is defined by the Commission for purposes of Rule 436(g)(2) under the 1933 Act, and no such securities rating agency shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of the Securities or any of the Company's other debt securities.

         (g) PORTAL. At the Closing Time, the Securities shall have been designated for trading on PORTAL.

         (h) REGISTRATION RIGHTS AGREEMENT. At the Closing Time, the Registration Rights Agreement, in form and substance reasonably satisfactory to the Initial Purchasers, shall have been duly executed and delivered and be in full force and effect.

         (i) ADDITIONAL DOCUMENTS. At the Closing Time, counsel for the Initial Purchasers shall have been furnished with such documents and opinions as they may require for the purpose of enabling them to pass upon the issuance and sale of the Securities as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company in connection with the issuance and sale of the Securities as herein contemplated shall be satisfactory in form and substance to the Representatives and counsel for the Initial Purchasers.

         (j) CONSUMMATION OF THE PERRY ELLIS ACQUISITION. At the Closing Time, the Company shall have consummated the Perry Ellis Acquisition in accordance with the terms of the Stock Purchase Agreement.

         (k) CONSENT UNDER SENIOR CREDIT AGREEMENT AND AMENDMENT OF LEASE. At or prior to the Closing Time, the Company shall have (i) provided satisfactory evidence to the Initial Purchasers that the Securities constitute permitted indebtedness under the Senior Credit Agreement and (ii) presented to the Initial Purchasers an executed amendment to the Lease satisfactory to the Initial Purchasers substantially upon the terms and conditions set forth in the letter from Suntrust Bank to the Company dated the date hereof.

         (l) LOCKUP. At the Closing Time, the Initial Purchasers shall have received a letter from Carfel, Inc. ("Carfel") in form and substance satisfactory to the Initial Purchasers whereby Carfel agrees not to dispose of any Securities other than pursuant to transactions taking place not less than 160 days after the Issue Date in reliance on the Prospectus forming part of the Shelf Registration Statement (as such terms are defined in the Registration Rights Agreement).

         (m) TERMINATION OF AGREEMENT. If any condition specified in this Section shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by the Representatives by notice to the Company at any time at or prior to the Closing Time, and such termination shall be without liability of any party to any other party except as provided in Section 4 and except that Sections 1, 7, 8 and 9 shall survive any such termination and remain in full force and effect.

         SECTION 6. SUBSEQUENT OFFERS AND RESALES OF THE SECURITIES.

         (a) OFFER AND SALE PROCEDURES. Each of the Initial Purchasers and the Company hereby establish and agree to observe the following procedures in connection with the offer and sale of the Securities:

                  (i) OFFERS AND SALES ONLY TO QUALIFIED INSTITUTIONAL BUYERS.
             Offers and sales of the Securities shall only be made (A) to persons whom the offeror or seller reasonably believes to be qualified institutional buyers, as defined in Rule 144A under the 1933 Act ("Qualified Institutional Buyers"), (B) to a limited number of persons who are institutional accredited investors, as such term is defined in Rule 501(a)(1), (2), (3) and (7) under the 1933 Act, that the offeror reasonable believes to be and, with respect to sales and deliveries, that are such institutional accredited investors ("Institutional Accredited Investors") or (C) non-U.S. persons outside the United States, as defined in Regulation S under the 1933 Act, to whom the offeror or seller reasonably believes offers and sales of the Securities may be made in reliance upon Regulation S under the 1933 Act. Each Initial Purchaser severally agrees that it will not offer, sell or deliver any of the Securities in any jurisdiction outside the United States except under circumstances that will result in compliance with the applicable laws thereof, and that it will take at its own expense whatever action is required to permit its purchase and resale of the Securities in such jurisdictions.

                  (ii) NO GENERAL SOLICITATION. No general solicitation or
             general advertising (within the meaning of Rule 502(c) under the 1933 Act) will be used in the United States in connection with the offering or sale of the Securities.

                  (iii) PURCHASES BY NON-BANK FIDUCIARIES. In the case of a
             non-bank Subsequent Purchaser of a Security acting as a fiduciary for one or more third parties, each third party shall, in the judgment of the applicable Initial Purchaser, be an Institutional Accredited Investor or a Qualified Institutional Buyer or a non-U.S. person outside the United States.

                  (iv) SUBSEQUENT PURCHASER NOTIFICATION. Each Initial Purchaser
             will take reasonable steps to inform, and cause each of its U.S. Affiliates to take reasonable steps to inform, persons acquiring Securities from such Initial Purchaser or affiliate, as the case may be, in the United States that the Securities (A) have not been and will not be registered under the 1933 Act, (B) are being sold to them without registration under the 1933 Act in reliance on Rule 144A or in accordance with another exemption from registration under the 1933 Act, as the case may be, and (C) may not be offered, sold or otherwise transferred except (1) to the Company, (2) outside the United States in accordance with Regulation S, or (3) inside the United States in accordance with (x) Rule 144A to a person whom the seller reasonably believes is a Qualified Institutional Buyer that is purchasing such Securities for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the offer, sale or transfer is being made in reliance on Rule 144A or (y) pursuant to another available exemption from registration under the 1933 Act.

                  (v) MINIMUM PRINCIPAL AMOUNT. No sale of the Securities to any one Subsequent Purchaser will be for less than U.S. $100,000 principal amount and no Security will be issued in a smaller principal amount. If the Subsequent Purchaser is a non-bank fiduciary acting on behalf of others, each person for whom it is acting must purchase at least U.S. $100,000 principal amount of the Securities.

                  (vi) RESTRICTIONS ON TRANSFER. The transfer restrictions and the other provisions set forth in the Offering Memorandum under the heading "Notice to Investors", including the legend required thereby, shall apply to the Securities except as otherwise agreed by the Company and the Initial Purchasers.

                  (vii) DELIVERY OF OFFERING MEMORANDUM. Each Initial Purchaser
             will deliver to each purchaser of the Securities from such Initial Purchaser, in connection with its original distribution of the Securities, a copy of the Offering Memorandum, as amended and supplemented at the date of such delivery.

         (b) COVENANTS OF THE COMPANY AND THE SUBSIDIARY GUARANTORS. The Company and each Subsidiary Guarantor, jointly and severally, covenant with each Initial Purchaser as follows:

                  (i) INTEGRATION. The Company and each Subsidiary Guarantor agree that they will not and will cause their Affiliates not to, directly or indirectly, solicit any offer to buy, sell or make any offer or sale of, or otherwise negotiate in respect of, securities of the Company or any Subsidiary Guarantor of any class if, as a result of the doctrine of "integration" referred to in Rule 502 under the 1933 Act, such offer or sale would render invalid (for the purpose of (i) the sale of the Securities by the Company and the Subsidiary Guarantors to the Initial Purchasers, (ii) the resale of the Securities by the Initial Purchasers to Subsequent Purchasers or (iii) the resale of the Securities by such Subsequent Purchasers to others) the exemption from the registration requirements of the 1933 Act provided by Section 4(2) thereof or by Rule 144A or by Regulation S thereunder or otherwise.

                  (ii) RULE 144A INFORMATION. The Company agrees that, in order to render the Securities eligible for resale pursuant to Rule 144A under the 1933 Act, while any of the Securities remain outstanding, it will make available, upon request, to any holder of Securities or prospective purchasers of Securities the information specified in Rule 144A(d)(4), unless the Company furnishes information to the Commission pursuant to Section 13 or 15(d) of the 1934 Act.

                  (iii) RESTRICTION ON RESALES. Until the expiration of two
             years after the original issuance of the Securities, the Company and the Subsidiary Guarantors will not, and each will cause their Affiliates not to, resell any Securities which are "restricted securities" (as such term is defined under Rule 144(a)(3) under the 1933 Act), whether as beneficial owner or otherwise (except as agent acting as a securities broker on behalf of and for the account of customers in the ordinary course of business in unsolicited broker's transactions).

         (c) QUALIFIED INSTITUTIONAL BUYER. Each Initial Purchaser severally and not jointly represents and warrants to, and agrees with, the Company that it is a "qualified institutional buyer" within the meaning of Rule 144A under the 1933 Act (a "Qualified Institutional Buyer") and an "accredited investor" within the meaning of Rule 501(a) under the 1933 Act (an "Accredited Investor").

         (d) RESALE PURSUANT TO RULE 903 OF REGULATION S OR RULE 144A. Each Initial Purchaser understands that the Securities have not been and will not be registered under the 1933 Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S under the 1933 Act or pursuant to an exemption from the registration requirements of the 1933 Act. Each Initial Purchaser severally represents and agrees, that, except as permitted by Section 6(a) above, it has offered and sold Securities and will offer and sell Securities (i) as part of their distribution at any time and (ii) otherwise until forty days after the later of the date upon which the offering of the Securities commences and the Closing Time, only in accordance with Rule 903 of Regulation S, Rule 144A under the 1933 Act or another applicable exemption from the registration requirements of the 1933 Act. Accordingly, neither the Initial Purchasers, their affiliates nor any persons acting on their behalf have engaged or will engage in any directed selling efforts with respect to Securities sold hereunder pursuant to Regulation S, and the Initial Purchasers, their affiliates and any person acting on their behalf have complied and will comply with the offering restriction requirements of Regulation S. Each Initial Purchaser severally agrees that, at or prior to confirmation of a sale of Securities pursuant to Regulation S it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases

Securities from it or through it during the restricted period a confirmation or notice to substantially the following effect:

                  "The Securities covered hereby have not been registered under the United States Securities Act of 1933 (the "Securities Act") and may not be offered or sold within the United States or to or for the account or benefit of U.S. persons (i) as part of their distribution at any time and (ii) otherwise until forty days after the later of the date upon which the offering of the Securities commenced and the date of closing, except in either case in accordance with Regulation S or Rule 144A under the Securities Act. Terms used above have the meaning given to them by Regulation S."

         Terms used in the above paragraph have the meanings given to them by Regulation S.

         (e) ADDITIONAL REPRESENTATIONS AND WARRANTIES OF INITIAL PURCHASERS. Each Initial Purchaser severally represents and agrees that it has not entered and will not enter into any contractual arrangements with respect to the distribution of the Securities, except with its affiliates or with the prior written consent of the Company.

         SECTION 7. INDEMNIFICATION.

         (a) INDEMNIFICATION OF INITIAL PURCHASERS. The Company and each Subsidiary Guarantor, jointly and severally, agree to indemnify and hold harmless each Initial Purchaser and each person, if any, who controls any Initial Purchaser within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act as follows:

                  (i) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in any Preliminary Offering Memorandum or the Final Offering Memorandum (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

                  (ii) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 7(d) below) any such settlement is effected with the written consent of the Company and the Subsidiary Guarantors; and

                  (iii) against any and all expense whatsoever, as incurred
             (including the fees and disbursements of counsel chosen by Merrill Lynch), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above;

PROVIDED, HOWEVER, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by any Initial Purchaser through Merrill Lynch expressly for use in the Offering Memorandum (or any amendment thereto).

         (b) INDEMNIFICATION OF THE COMPANY AND THE SUBSIDIARY GUARANTORS. Each Initial Purchaser severally agrees to indemnify and hold harmless the Company and the Subsidiary Guarantors and each person, if any, who controls the Company and the Subsidiary Guarantor within the meaning of Section 15 of the 1933 Act or
Section 20 of the 1934 Act against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Offering Memorandum in reliance upon and in conformity with written information furnished to the Company by such Initial Purchaser through Merrill Lynch expressly for use in the Offering Memorandum.

         (c) ACTIONS AGAINST PARTIES; NOTIFICATION. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In the case of parties indemnified pursuant to Section 7(a) above, counsel to the indemnified parties shall be selected by Merrill Lynch, and, in the case of parties indemnified pursuant to Section 7(b) above, counsel to the indemnified parties shall be selected by the Company. An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section or Section 8 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

         (d) SETTLEMENT WITHOUT CONSENT IF FAILURE TO REIMBURSE. If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 7(a)(ii) effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request,
(ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and
(iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

         SECTION 8. CONTRIBUTION. If the indemnification provided for in Section 7 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Subsidiary Guarantors on the one hand and the Initial Purchasers on the other hand from the offering of the Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Subsidiary Guarantors on the one hand and of the Initial Purchasers on the other hand in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

         The relative benefits received by the Company and the Subsidiary Guarantors on the one hand and the Initial Purchasers on the other hand in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Securities pursuant to this Agreement (before deducting expenses) received by the Company and the total underwriting discount received by the Initial Purchasers, bear to the aggregate initial offering price of the Securities.

         The relative fault of the Company and the Subsidiary Guarantors on the one hand and the Initial Purchasers on the other hand shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or any Subsidiary Guarantor or by the Initial Purchasers and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

         The Company, the Subsidiary Guarantors and the Initial Purchasers agree that it would not be just and equitable if contribution pursuant to this Section were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

         Notwithstanding the provisions of this Section, no Initial Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Securities purchased and sold by it hereunder exceeds the amount of any damages which such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.

         No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

         For purposes of this Section, each person, if any, who controls an Initial Purchaser within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as such Initial Purchaser, and each person, if any, who controls the Company or any Subsidiary Guarantor within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company or the Subsidiary Guarantors, as the case may be. The Initial Purchasers' respective obligations to contribute pursuant to this Section are several in proportion to the principal amount of Securities set forth opposite their respective names in Schedule A hereto and not joint.

         SECTION 9. Representations, Warranties and Agreements to Survive Delivery. All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Company or any of its subsidiaries submitted pursuant hereto shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any Initial Purchaser or controlling person, or by or on behalf of the Company or any Subsidiary Guarantor, and shall survive delivery of the Securities to the Initial Purchasers.

         SECTION 10. Termination of Agreement.

         (a) TERMINATION; GENERAL. The Representatives may terminate this Agreement, by notice to the Company, at any time at or prior to the Closing Time
(i) if there has been, since the time of execution of this Agreement or since the respective dates as of which information is given in the Offering Memorandum, any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, or (ii) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Representatives, impracticable to market the Securities or to enforce contracts for the sale of the Securities, or (iii) if trading in any securities of the Company has been suspended or materially limited by the Commission or the NASDAQ System, or if trading generally on the American Stock Exchange or the New York Stock Exchange or in the NASDAQ System has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by such system or by order of the Commission, the National Association of Securities Dealers, Inc. or any other governmental authority, or
(iv) if a banking moratorium has been declared by either Federal, New York or Florida authorities.

         (b) LIABILITIES. If this Agreement is terminated pursuant to this Section, such termination shall be without liability of any party to any other party except as provided in Section 4 hereof, and provided further that Sections 1, 7, 8 and 9 shall survive such termination and remain in full force and effect.

         SECTION 1. DEFAULT BY ONE OR MORE OF THE INITIAL PURCHASERS. If one or more of the Initial Purchasers shall fail at the Closing Time to purchase the Securities which it or they are obligated to purchase under this Agreement (the "Defaulted Securities"), the Representatives shall have the right, within 24 hours thereafter, to make arrangements for one or more of the non-defaulting Initial Purchasers, or any other initial purchasers, to purchase all, but not less than all, of the Defaulted Securities in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the Representatives shall not have completed such arrangements within such 24-hour period, then:

         (a) if the number of Defaulted Securities does not exceed 10% of the aggregate principal amount of the Securities to be purchased hereunder, each of the non-defaulting Initial Purchasers shall be obligated, severally and not jointly, to purchase the full amount thereof in the proportions that their respective underwriting obligations hereunder bear to the underwriting obligations of all non-defaulting Initial Purchasers, or

         (b) if the number of Defaulted Securities exceeds 10% of the aggregate principal amount of the Securities to be purchased hereunder, this Agreement shall terminate without liability on the part of any non-defaulting Initial Purchaser.

         No action taken pursuant to this Section shall relieve any defaulting Initial Purchaser from liability in respect of its default.

         In the event of any such default which does not result in a termination of this Agreement, either the Representatives or the Company shall have the right to postpone the Closing Time for a period not exceeding seven days in order to effect any required changes in the Offering Memorandum or in any other documents or arrangements. As used herein, the term "Initial Purchaser" includes any person substituted for an Initial Purchaser under this Section.

         SECTION 12. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Initial Purchasers shall be directed to the Representatives at North Tower, World Financial Center, New York, New York 10281, attention of Bertram Michel, Vice President, notices to the Company shall be directed to it at 3000 N.W. 107th Avenue, Miami, Florida 33172, attention of George Feldenkreis, Chairman.

         SECTION 13. PARTIES. This Agreement shall inure to the benefit of and be binding upon the Initial Purchasers, the Company, the Subsidiary Guarantors and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Initial Purchasers, the Company, the Subsidiary Guarantors and their respective successors and the controlling persons and officers and directors referred to in Sections 7 and 8 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Initial Purchasers, the Company, the Subsidiary Guarantors and their respective successors, and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Securities from any Initial Purchaser shall be deemed to be a successor by reason merely of such purchase.

         SECTION 14. APPOINTMENT OF AGENT FOR SERVICE. By the execution of this Agreement, each of Supreme Munsingwear Canada, Inc. and Supreme International Corporation de Mexico, S.A. de C. V. hereby designates the Company as its authorized agent upon which process may be served in any legal action or proceeding, including with respect to any state or federal securities laws, that may be instituted in any federal court of the United States or the court of any state thereof and arising out of or relating to this Agreement. Service of process upon such agent at 3000 N.W. 107th Avenue, Miami, Florida 33172, attention: George Feldenkreis shall be deemed in every respect effective service of process upon Supreme Munsingwear Canada, Inc. or Supreme International Corporation de Mexico, S.A. de C.V., as applicable, in any such legal action or proceeding and each of Supreme Munsingwear Canada, Inc. and Supreme International Corporation de Mexico, S.A. de C.V. hereby submits to the nonexclusive jurisdiction of any such court in which any such legal action or proceeding is so instituted and waives, to the extent it may effectively do so, any objection it may have now or hereafter to the laying of the venue of any such legal action or proceeding. Such appointment shall be irrevocable so long as the Initial Purchasers shall have any rights pursuant to the terms of this Agreement. Each of Supreme Munsingwear Canada, Inc. and Supreme International Corporation de Mexico, S.A. de C.V., further agrees to take any and all action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of such agent.

         SECTION 15. GOVERNING LAW AND TIME. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.

         SECTION 16. EFFECT OF HEADINGS. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

         If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the Initial Purchasers, the Company and the Subsidiary Guarantors in accordance with its terms.

                              Very truly yours,

                              SUPREME INTERNATIONAL CORPORATION

                              By /s/ Rosemary B. Trudeau
                                   Name: Rosemary B. Trudeau
                                   Title: Vice President of Finance

                              SUPREME MUNSINGWEAR CANADA INC.

                              By /s/ Rosemary B. Trudeau
                                   Name: Rosemary B. Trudeau
                                   Title: Secretary/Treasurer

                              SUPREME INTERNATIONAL
                                (DELAWARE), INC.

                              By /s/ Rosemary B. Trudeau
                                   Name: Rosemary B. Trudeau
                                   Title: Secretary/Treasurer

                              SUPREME ACQUISITION CORPORATION

                              By /s/ Rosemary B. Trudeau
                                   Name: Rosemary B. Trudeau
                                   Title: Secretary/Treasurer

                              SUPREME INTERNATIONAL (N.Y.), INC.

                              By /s/ Rosemary B. Trudeau
                                   Name: Rosemary B. Trudeau
                                   Title: Secretary/Treasurer

                              SUPREME INTERNATIONAL CORPORATION
                              DE MEXICO, S.A. de C.V.

                              By /s/ Rosemary B. Trudeau
                                   Name: Rosemary B. Trudeau
                                   Title: President

CONFIRMED AND ACCEPTED,
  as of the date first above written:

MERRILL LYNCH & CO.
MERRILL LYNCH, PIERCE, FENNER & SMITH
                  INCORPORATED
BANCBOSTON ROBERTSON STEPHENS INC.
WASSERSTEIN PERELLA SECURITIES, INC.
BARINGTON CAPITAL GROUP, L.P.

By:  MERRILL LYNCH, PIERCE, FENNER & SMITH
                  INCORPORATED

         By: /s/ Chantal D. Simon

         Authorized Signatory

         For itself and as Representative of the other Initial Purchasers named in Schedule A hereto.

                                   SCHEDULE A
                                                                     Principal
                                                                     Amount of
                        NAMES OF INITIAL PURCHASERS                  SECURITIES
                        ---------------------------                  ----------

         Merrill Lynch, Pierce, Fenner & Smith Incorporated         $ 60,000,000
         BancBoston Robertson Stephens Inc.                         $ 30,000,000
         Wasserstein Perella Securities, Inc.                       $  5,000,000
         Barington Capital Group, L.P                               $  5,000,000
                                                                    ------------
         Total                                                      $100,000,000
                                                                    ============

                                     SCH A-1

                                   SCHEDULE B

                        SUPREME INTERNATIONAL CORPORATION
                 $100,000,000 Senior Subordinated Notes due 2006

         1. The initial public offering price of the Securities shall be 98.852% of the principal amount thereof, plus accrued interest, if any, from the date of issuance.

         2. The purchase price to be paid by the Initial Purchasers for the Securities shall be 95.852% of the principal amount thereof.

         3. The interest rate on the Securities shall be 12.25% per annum.


                                     SCH B-1

                                   SCHEDULE C

            List of Subsidiaries of Supreme International Corporation

         Supreme Munsingwear Canada, Inc.

         Supreme International (Delaware), Inc.

         Supreme International (N.Y.), Inc.

         Supreme Acquisition Corporation

         Supreme International Corporation de Mexico, S.A. de C.V.


                                     SCH C-1

                                                                     Exhibit A

                        FORM OF OPINION OF COMPANY'S AND
                         SUBSIDIARY GUARANTORS' COUNSEL
                           TO BE DELIVERED PURSUANT TO
                                  SECTION 5(a)

         (i) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Florida.

         (ii) The Company has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Offering Memorandum and to enter into and perform its obligations under the Purchase Agreement.

         (iii) The Company is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect.

         (iv) The authorized, issued and outstanding capital stock of the Company is:

              1. Preferred Stock-$.01 par value; 1,000,000 shares authorized; no shares issued or outstanding;
              2. Class A Common Stock-$.01 par value; 30,000,000 shares
                 authorized; no shares issued or outstanding; and
              3. Common Stock-$.01 par value; 30,000,000 shares authorized;
                 6,712,374 shares issued and outstanding as of January 31, 1999;

(except for subsequent issuances, if any, pursuant to the Purchase Agreement or pursuant to reservations, agreements, employee benefit plans or the exercise of convertible securities or options referred to in the Offering Memorandum); the shares of issued and outstanding capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable; and none of the outstanding shares of capital stock of the Company was issued in violation of the preemptive or other similar rights of any securityholder of the Company.

         (v) Each Subsidiary Guarantor, other than Supreme International Corporation de Mexico, S.A. de C.V., as to which we express no opinion, has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Offering Memorandum and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect; all of the issued and outstanding capital stock of each Subsidiary Guarantor, other than Supreme International Corporation de Mexico, S.A. de C.V., as to which we express no opinion, has been duly authorized and validly issued, is fully paid and non-assessable and, to the best of our knowledge and information, is owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity, except for any security interest, mortgage, pledge, lien, encumbrance, claim or equity pursuant to the Senior Credit Agreement or the Lease.

         (vi) Perry Ellis has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Offering Memorandum and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect; all of the issued and outstanding capital stock of Perry Ellis has been duly authorized and validly issued, is fully paid and non-assessable and will, at the Closing Time, be owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity, except for any security interest, mortgage, pledge, lien, encumbrance, claim or equity pursuant to the Senior Credit Agreement or the Lease.

         (vii) The Stock Purchase Agreement has been duly authorized, executed and delivered by the Company and, to the best of our knowledge, each of the other parties thereto, and constitutes a valid and binding obligation of the Company and, to the best of our knowledge, of each of the parties thereto, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws relating to or affecting enforcement of creditors' rights generally, or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

         (viii) The Purchase Agreement has been duly authorized, executed and delivered by the Company and the Subsidiary Guarantors.

         (ix) The Indenture has been duly authorized, executed and delivered by the Company and the Subsidiary Guarantors and (assuming the due authorization, execution and delivery thereof by the Trustee) constitutes a valid and binding agreement of the Company and the Subsidiary Guarantors, enforceable against the Company and the Subsidiary Guarantors in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws relating to or affecting enforcement of creditors' rights generally, or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

         (x) The Registration Rights Agreement has been duly authorized, executed and delivered by the Company and the Subsidiary Guarantors and (assuming the due authorization, execution and delivery thereof by the Initial Purchasers) constitutes a valid and binding agreement of the Company and the Subsidiary Guarantors, enforceable against the Company and the Subsidiary Guarantors in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws relating to or affecting enforcement of creditors' rights generally, or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

         (xi) The Securities are in the form contemplated by the Indenture, have been duly authorized by the Company and, when executed by the Company and authenticated by the Trustee in the manner provided in the Indenture (assuming the due authorization, execution and delivery of the Indenture by the Trustee) and issued and delivered against payment of the purchase price therefor will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium (including, without limitation, all laws relating to fraudulent transfers), or other similar laws relating to or affecting enforcement of creditor's rights generally, or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and will be entitled to the benefits of the Indenture.

         (xii) The Securities, the Indenture and the Registration Rights Agreement conform in all material respects to the descriptions thereof contained in the Offering Memorandum.

         (xiii) There is not pending or, to the best of our knowledge, threatened any action, suit, proceeding, inquiry or investigation, to which the Company or any subsidiary is a party, or to which the property of the Company or any subsidiary thereof is subject, before or brought by any court or governmental agency or body, which might reasonably be expected to result in a Material Adverse Effect, or which might reasonably be expected to materially and adversely affect the properties or assets thereof or the consummation of the transactions contemplated in the Purchase Agreement or by the Perry Ellis Acquisition, or the performance by the Company or the Subsidiary Guarantors of their obligations thereunder or the transactions contemplated by the Offering Memorandum.

         (xiv) The information in the Offering Memorandum under "Risk Factors-Imports and Import Restrictions", "Business-Pending Acquisitions", "Business-Facilities", "Business-Legal Proceedings", "Description of Other Indebtedness", "Description of the Notes", "Exchange Offer; Registration Rights", "Certain United States Federal Tax Considerations for Non-United States Holders" and "Notice to Investors", to the extent that it constitutes matters of law, summaries of legal matters, the Company's or the Subsidiary Guarantors' charter and bylaws or legal proceedings, or legal conclusions, has been reviewed by us and is correct in all material respects.

         (xv) All descriptions in the Offering Memorandum of contracts and other documents to which the Company or any of its subsidiaries or to which Perry Ellis are a party are accurate in all material respects; to the best of our knowledge, there are no franchises, contracts, indentures, mortgages, loan agreements, notes, leases or other instruments that would be required to be described in the Offering Memorandum if the Offering Memorandum were a prospectus filed as part of a registration statement on Form S-1 under the 1933 Act that are not described or referred to in the Offering Memorandum other than those described or referred to therein, and the descriptions thereof or references thereto are correct in all material respects.

         (xvi) To the best of our knowledge, none of the Company, any of its subsidiaries or Perry Ellis is in violation of its charter or by-laws and no default by the Company, any of its subsidiaries or Perry Ellis exists in the due performance or observance of any material obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, loan agreement, note, lease or other agreement or instrument that is described or referred to in the Offering Memorandum.

         (xvii) No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency, domestic or foreign (other than such as may be required under the applicable securities laws of the various jurisdictions in which the Securities will be offered or sold, as to which we need express no opinion) is necessary or required in connection with (i) the due authorization, execution and delivery of the Purchase Agreement or the due execution, delivery or performance of the Indenture by the Company and the Subsidiary Guarantors or
(ii) the due authorization, execution and delivery of the Stock Purchase Agreement by the parties thereto, or for the offering, issuance, sale or delivery of the Securities to the Initial Purchasers or the resale by the Initial Purchasers in accordance with the terms of the Purchase Agreement.

         (xviii) It is not necessary in connection with the offer, sale and delivery of the Securities to the Initial Purchasers and to each Subsequent Purchaser in the manner contemplated by the Purchase Agreement and the Offering Memorandum to register the Securities under the 1933 Act or to qualify the Indenture under the Trust Indenture Act.

         (xix) The execution, delivery and performance of the Purchase Agreement, the DTC Agreement, the Indenture, the Registration Rights Agreement, the Securities and the Stock Purchase Agreement and the consummation of the transactions contemplated in the Purchase Agreement and in the Offering Memorandum (including the consummation of the Perry Ellis Acquisition and the use of the proceeds from the sale of the Securities as described in the Offering Memorandum under the caption "Use Of Proceeds") and compliance by the Company and the Subsidiary Guarantors with their obligations under the Purchase Agreement, the Indenture, the Registration Rights Agreement and, in the case of the Company, the Securities and compliance by the parties to the Stock Purchase Agreement of their obligations thereunder do not and will not, whether with or without the giving of notice or lapse of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined in Section 1(a)(xiv) of the Purchase Agreement) under or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any subsidiary thereof or of Perry Ellis pursuant to any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or any other agreement or instrument, known to us, to which the Company or any of its subsidiaries or to which Perry Ellis is a party or by which it or any of them may be bound, or to which any of the property or assets of the Company or any subsidiary thereof is subject (except for such conflicts, breaches or defaults or liens, charges or encumbrances that would not have a Material Adverse Effect), nor will such action result in any violation of the provisions of the charter or by-laws of the Company or any of its subsidiaries or of Perry Ellis, or any applicable law, statute, rule, regulation, judgment, order, writ or decree, known to us, of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company or any of its subsidiaries or any of their respective properties, assets or operations.

         (xx) Neither the Company nor any of the Subsidiary Guarantors is an "investment company" or an entity "controlled" by an "investment company," as such terms are defined in the 1940 Act.

         Nothing has come to our attention that would lead us to believe that the Offering Memorandum or any amendment or supplement thereto (except for financial statements and schedules and other financial data included or incorporated by reference therein or omitted therefrom as to which we need make no statement), at the time the Offering Memorandum was issued, at the time any such amended or supplemented Offering Memorandum was issued or at the Closing Time, included or includes an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         In rendering such opinion, such counsel may rely as to matters of fact (but not as to legal conclusions), to the extent they deem proper, on certificates of responsible officers of the Company, Perry Ellis and public officials. Such opinion shall not state that it is to be governed or qualified by, or that it is otherwise subject to, any treatise, written policy or other document relating to legal opinions, including, without limitation, the Legal Opinion Accord of the ABA Section of Business Law (1991).